SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

CIM Commercial Trust Corporation
(Name of Issuer)

Common Stock, $0.001 par value
(Title of Class of Securities)

125525584
(CUSIP Number)

Greg Morillo
c/o Lionbridge Capital I LP
600 Madison Avenue, 24th Floor
New York, New York 10022
(212) 300-8003
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With a Copy to:

Robert E. Robotti Robotti & Company, Incorporated One Grand Central Place 60 East 42nd Street, Suite 3100 New York, NY 10165-0057 (212) 986-4800	Michael L. Ashner Winthrop Realty Partners, L.P. Two Liberty Square 9th Floor Boston, MA 02109 617-570-4600

June 10, 2021
(Date of Event Which Requires Filing This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f), or Rule 13d-1(g), check the following box. [  ]

CUSIP No.: 125525584	Page 2 of 26

1.	Name of Reporting Persons Lionbridge Capital I, LP*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 183,339
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 183,339
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 183,339
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.23%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 3 of 26

1.	Name of Reporting Persons Lionbridge Capital, LP*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 60,761
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 60,761
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 60,761
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) Less than 1%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 4 of 26

1.	Name of Reporting Persons Lionbridge Capital GP, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 183,339
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 183,339
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 183,339
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.23%
14.	Type of Reporting Person OO
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 5 of 26

1.	Name of Reporting Persons Lionbridge GP, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 60,761
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 60,761
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 60,761
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) Less than 1%
14.	Type of Reporting Person OO
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 6 of 26

1.	Name of Reporting Persons Lionbridge Asset Management, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 244,100
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 244,100
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 244,100
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.64%
14.	Type of Reporting Person OO
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 7 of 26

1.	Name of Reporting Persons Greg Morillo*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 244,100
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 244,100
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 244,100
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.64%
14.	Type of Reporting Person IN, HC
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 8 of 26

1.	Name of Reporting Persons The Ravenswood Investment Company L.P.*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 293,415
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 293,415
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 293,415
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.98%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 8 of 26

1.	Name of Reporting Persons Ravenswood Investments III, L.P.*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization New York
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 174,135
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 174,135
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 174,135
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.17%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 10 of 26

1.	Name of Reporting Persons Ravenswood Management Company, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization New York
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 467,550
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 467,550
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 467,550
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 3.15%
14.	Type of Reporting Person HC
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 11 of 26

1.	Name of Reporting Persons Robotti & Company Advisors, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization New York
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 467,550
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 467,550
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 467,550
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 3.15%
14.	Type of Reporting Person IA, OO
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 12 of 26

1.	Name of Reporting Persons Robotti & Company, Incorporated*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization New York
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 467,550
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 467,550
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 467,550
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 3.15%
14.	Type of Reporting Person HC, OO
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 13 of 26

1.	Name of Reporting Persons Robert E. Robotti*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 467,550
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 467,550
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 467,550
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 3.15%
14.	Type of Reporting Person IN, HC
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 14 of 26

1.	Name of Reporting Persons Thomas D. Ferguson*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 0%
14.	Type of Reporting Person IN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 15 of 26

1.	Name of Reporting Persons Mark C. Gelnaw*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 0%
14.	Type of Reporting Person IN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 16 of 26

1.	Name of Reporting Persons Raymond V. Marino II*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 0%
14.	Type of Reporting Person IN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 17 of 26

1.	Name of Reporting Persons John S. Moran*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) PF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 35,859
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 35,859
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,859
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) Less than 1%
14.	Type of Reporting Person IN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 18 of 26

1.	Name of Reporting Persons Winthrop Realty Partners, L.P.*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Maryland
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 148,976
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 148,976
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 148,976
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 19 of 26

1.	Name of Reporting Persons Winthrop Strategic Real Estate Fund, L.P.*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 100
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 100
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 100
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) Less than 1%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 20 of 26

1.	Name of Reporting Persons Winthrop Strategic Real Estate Fund GP LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 100
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 100
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 100
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) Less than 1%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 21 of 26

1.	Name of Reporting Persons Winthrop Debt Partners LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 100
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 100
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 100
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) Less than 1%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 22 of 26

1.	Name of Reporting Persons Michael L. Ashner*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) X
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 149,076
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 149,075
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 149,075
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1%
14.	Type of Reporting Person IN
* The information relating to the Shares disclosed in this Statement is as of June 10, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 23 of 26

Explanatory Note
The Reporting Persons filed an amended and restated Schedule 13D with the Securities and Exchange Commission (SEC) on May 27, 2021, which was amended by Amendment No. 2, as filed with the SEC on June 10, 2021 (collectively, the “Amended Schedule 13D”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Amended Schedule 13D.
The Amended Schedule 13D is hereby amended as follows:
Item 4.	Purpose of Transaction
Item 4 of the Amended Schedule13D is hereby supplemented as set forth below.
On June 10, 2021, the Reporting Persons requested that the Board of Directors of the Issuer (the “Board”) grant a waiver (the “Waiver”) with respect to the “Aggregate Stock Ownership Limit” and the “Common Stock Ownership Limit” as set forth in the Issuer’s charter to permit each of the Reporting Persons to acquire, after aggregating their respective beneficial ownership or constructive ownership of shares of capital stock with the other Reporting Persons: (i) up to 19.9% in value or in the number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of capital stock, excluding any outstanding shares of capital stock not treated as outstanding for federal income tax purposes and (ii) up to 19.9% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of common stock of the Issuer excluding any outstanding shares of common stock not treated as outstanding for federal income tax purposes. The letter requesting the waiver is attached hereto as Exhibit 99.9 and is incorporated herein by reference.
Item 5.	Interest in Securities of the Issuer.
Item 5 of the Amended Schedule13D is hereby supplemented as set forth below.
No Reporting Person has not entered into any transactions in securities of the Issuer since June 7, 2021.
Item 7.	Material to be Filed as Exhibits
Item 7 of the Amended and Restated 13D is hereby amended and restated as set forth below.

Exhibit 99.1    Agreement, dated as of November 20, 2020, by and between Lionbridge Capital and Robotti Advisors - Previously Filed.
Exhibit 99.2    Joint Filing and Solicitation Agreement, dated as of December 31, 2020, by and among each of the Reporting Persons - Previously Filed.
Exhibit 99.3    Press Release, dated January 13, 2021, and text of referenced letter to the Issuer, dated January 13, 2021 - Previously Filed.
Exhibit 99.4    Form of Indemnification Letter Agreement - Previously Filed.

CUSIP No.: 125525584	Page 24 of 26

Exhibit 99.5    13D Group Agreement – Previously Filed.
Exhibit 99.6    Press Release and Letter to Stockholders dated May 25, 2021 – Previously Filed.
Exhibit 99.7    Joinder Agreement to 13D Group Agreement – Previously Filed.
Exhibit 99.8    Press Release dated June 9, 2021 – Previously Filed.
Exhibit 99.9    Letter to Issuer dated June 10, 2021 – Filed Herewith.

CUSIP No.: 125525584	Page 25 of 26

SIGNATURE
After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Date:  June 11, 2021

Lionbridge Capital I LP
By:  Lionbridge Capital GP, LLC, its
General Partner

By:  /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Lionbridge Capital LP
By: Lionbridge GP, LLC, its
General Partner

By:  /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Lionbridge Capital GP, LLC

By:  /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Lionbridge GP, LLC

By:  /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Lionbridge Asset Management, LLC

By:  /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Ravenswood Management Company, LLC

By:  /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  Managing Director

The Ravenswood Investment Company L.P.
By:  Ravenswood Management Company, LLC, its General Partner

By:  /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  Managing Director

Ravenswood Investments III, L.P.
By:  Ravenswood Management Company, LLC, its General Partner

By:  /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  Managing Director

Robotti & Company Advisors, LLC

By:  /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  President and Treasurer

Robotti & Company, Incorporated

By:  /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  President and Treasurer

CUSIP No.: 125525584	Page 26 of 26

Winthrop Realty Partners, L.P.
By:  /s/ Michael L. Ashner
Name:  Michael L. Ashner
Title:    Chief Executive Officer

Winthrop Strategic Real Estate Fund, L.P.

By:  Winthrop Strategic Real Estate Fund GP LLC
        General Partner

By: Winthrop Debt Partners LLC
      Sole Member

By:  /s/ Michael L. Ashner
Name:  Michael L. Ashner
Title:    Chief Executive Officer

Winthrop Strategic Real Estate Fund GP LLC

By: Winthrop Debt Partners LLC
      Sole Member

By:  /s/ Michael L. Ashner
Name:  Michael L. Ashner
Title:    Chief Executive Officer

Winthrop Debt Partners LLC

By:  /s/ Michael L. Ashner
Name:  Michael L. Ashner
Title:    Chief Executive Officer

Individuals:

/s/ Greg Morillo
Greg Morillo

/s/ Robert E. Robotti
Robert E. Robotti

/s/ Thomas D. Ferguson
Thomas D. Ferguson

/s/ Mark C. Gelnaw
Mark C. Gelnaw

/s/ Raymond V. Marino II
Raymond V. Marino II

/s/ John S. Moran
John S. Moran

/s/ Michael L. Ashner
Michael L. Ashner